Exhibit 99.1

JONES ENERGY, INC. ANNOUNCES RESULTS OF ANNUAL STOCKHOLDER MEETING

Austin, TX — May 22, 2018 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) announced today following its annual meeting of stockholders that the nominees for election of Class II Directors, Mike S. McConnell and Hal S. Washburn, have been elected. Secondly, the proposal to amend the Company’s Amended and Restated Certificate of Incorporation permitting the Company to effect a reverse stock split of the Class A common stock and the Class B common stock of not less than 1-for-5 and not more than 1-for-20, at the discretion of the Board of Directors has been approved. Finally, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm was also approved.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko basin of Oklahoma and Texas.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Page Portas, 512-493-4834

Investor Relations Associate

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO